Exhibit 99.1

November 5, 2020

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS THIRD QUARTER RESULTS

Price Growth and Cost Control Drive Continued Expansion in Aggregates Profitability

Birmingham, Alabama – November 5, 2020 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended September 30, 2020.

Net earnings were $200 million compared to $216 million in the prior year’s comparable quarter. Third quarter Adjusted EBITDA was $403 million versus $407 million in the prior year. Adjusted EBITDA margins expanded by 210 basis points despite an 8 percent decline in total revenues. This margin expansion was driven by effective cost control throughout the organization and price growth in each major product line.

Tom Hill, Chairman and Chief Executive Officer, said, “Building on strong performance from the first half of the year, our operational execution produced another quarter of unit margin expansion in the third quarter. Unit profitability gains were widespread across our footprint, and our team remained focused on driving those improvements. The continued impact of the COVID-19 pandemic on construction activity, along with severe wet weather, led to lower shipment levels in the quarter. However, our resilient and best-in-class aggregates business overcame these disruptive conditions, which enabled us to expand cash gross profit per ton, drive higher cash flows, and improve returns on invested capital.”

Mr. Hill continued, “Year-to-date, cash gross profit per ton has increased 7 percent, despite a 4 percent decline in shipments. The flexibility of our operating plans and our aggregates-focused business model have enabled us to continue to perform at a high level while also positioning us for earnings growth in the future as demand recovers. The pricing environment remains supportive, and we are encouraged by the sequential improvement in demand visibility. Residential construction has rebounded quickly which should bode well for private nonresidential construction as it has been the weakest end market since the pandemic began. State transportation revenues continue to recover to pre-pandemic levels, and the one-year extension of federal highway funding will support future highway construction. Continued recovery in these fundamentals would point to construction activity stabilizing over the course of 2021. As we consider the remainder of 2020, we now believe we have sufficient near-term visibility to provide guidance for the full year. We expect that our 2020 Adjusted EBITDA will range between $1.285 billion to $1.315 billion.”

November 5, 2020

FOR IMMEDIATE RELEASE

Highlights as of September 30, 2020 include:

	Third Quarter		Year-to-Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2020	2019	2020	2019	2020	2019
Total revenues	$1,309.9	$1,418.8	$3,681.7	$3,743.0	$4,867.9	$4,831.0
Gross profit	$380.5	$400.6	$978.7	$962.8	$1,271.8	$1,238.1
Aggregates segment
Segment sales	$1,049.0	$1,133.1	$2,987.8	$3,030.1	$3,947.9	$3,904.1
Freight-adjusted revenue	$807.6	$858.5	$2,270.3	$2,293.6	$2,990.9	$2,951.2
Gross profit	$337.9	$357.2	$883.2	$872.1	$1,157.7	$1,128.5
Shipments (tons)	55.9	60.9	157.2	163.8	208.8	213.6
Freight-adjusted sales price per ton	$14.44	$14.10	$14.45	$14.00	$14.33	$13.82
Gross profit per ton	$6.04	$5.87	$5.62	$5.32	$5.54	$5.28
Asphalt, Concrete & Calcium segment gross profit	$42.6	$43.4	$95.6	$90.7	$114.1	$109.6
Selling, Administrative and General (SAG)	$83.5	$88.8	$261.1	$274.7	$356.9	$359.1
SAG as % of Total revenues	6.4%	6.3%	7.1%	7.3%	7.3%	7.4%
Earnings from continuing operations before income taxes	$258.1	$271.5	$602.6	$591.7	$768.6	$745.6
Net earnings	$199.8	$215.7	$470.0	$476.6	$611.1	$600.6
Adjusted EBIT	$302.5	$310.6	$716.4	$692.6	$919.2	$888.4
Adjusted EBITDA	$403.5	$406.8	$1,012.3	$971.6	$1,310.8	$1,257.1
Earnings from continuing operations per diluted share	$1.51	$1.63	$3.54	$3.60	$4.61	$4.53
Adjusted earnings from continuing operations per diluted share	$1.56	$1.68	$3.62	$3.62	$4.70	$4.61

Segment Results

Aggregates

Third quarter gross profit margin expanded 70 basis points despite a decrease in segment sales. Gross profit was $338 million compared to $357 million in the prior year. Unit profitability increased 3 percent to $6.04 per ton due to widespread growth in pricing and effective cost control.

Third quarter aggregates shipments were 8 percent lower than the prior year’s third quarter due to economic uncertainty caused by the pandemic, severe wet weather and wildfires in key markets. Last year’s third quarter included very few severe weather events, helping drive strong volume growth. Despite lower shipments in most markets, virtually all of the Company’s markets improved their respective unit profitability compared to the prior year’s third quarter. Shipments declined in most of our markets reflecting weaker demand resulting from the pandemic. Shipments along the Atlantic Coast, in the Southeast and Texas were impacted by severe weather. Shipments in California were impacted by wildfires and resulting power outages which interrupted the supply of cement for ready-mix concrete production and limited construction activity.

On a mix-adjusted basis, most of the Company’s markets reported year-over-year price growth. For the quarter, mix-adjusted sales price increased 2.9 percent (reported freight-adjusted sales price increased 2.4 percent). Year-to-date, mix-adjusted pricing has increased 3.5 percent (reported freight-adjusted sales price increased 3.2 percent) despite a 4 percent decline in shipments.

Freight-adjusted unit cost of sales increased 2 percent, and cash costs were flat versus the prior year’s third quarter. Effective operating efficiencies and lower diesel fuel costs helped mitigate the cost impact of lower sales volumes. The Aggregates segment earnings impact from lower diesel fuel was $9 million in the quarter.

November 5, 2020

FOR IMMEDIATE RELEASE

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $30 million, an improvement of $3 million from the prior year’s third quarter. The year-over-year improvement was driven by higher material margins (sales price less unit cost of raw materials). Although asphalt volumes in the third quarter declined 13 percent compared to the prior year, results benefited from slightly higher prices and effective cost containment, including lower liquid asphalt costs. Shipments in the current year’s quarter were impacted by wildfires in California, the Company’s largest asphalt market, and the completion of certain large projects last year in the Tennessee market.

Concrete segment gross profit was $12 million compared with $15 million in the prior year’s third quarter. Shipments decreased 11 percent versus the prior year, and average selling prices increased 3 percent compared to the prior year. Third quarter shipments were impacted by wet weather in Virginia, the Company’s largest concrete market, and wildfires in Northern California.

Calcium segment gross profit was $0.2 million versus $0.8 million in the prior year quarter.

Selling, Administrative and General (SAG) and Other Operating Expense

SAG expense declined 6 percent to $84 million in the quarter due mostly to continued execution of cost reduction initiatives and general cost control. On a trailing twelve-month basis, SAG expense as a percentage of total revenues is 7.3 percent. The Company remains focused on further leveraging its overhead cost structure.

Other operating expense of $10 million included $6 million in charges associated with divested operations. The prior year did not include a similar charge.

Financial Position, Liquidity and Capital Allocation

Capital expenditures in the third quarter were $52 million and $229 million year-to-date. The Company expects to spend between $300 million and $350 million on capital this year, most of which is for core operating and maintenance projects. The Company continues to review its plans and will adjust as needed, while being thoughtful about preserving liquidity.

Year-to-date September 30, the Company returned $135 million to shareholders through dividends, a 10 percent increase versus the prior year. Year-to-date, the Company repurchased $26 million in common stock.

At quarter-end, total debt to trailing-twelve month Adjusted EBITDA was 2.5 times or 1.7 times on a net debt basis reflecting $1.1 billion of cash on hand - of which approximately $500 million will be used to pay off certain maturities due March 2021. The Company’s weighted-average debt maturity was 14 years, and the effective weighted-average interest rate was 4.1 percent.

On a trailing twelve-month basis, return on invested capital increased to 14.2 percent and operating cash flows were $1.1 billion, up 23 percent versus the comparable previous trailing twelve months. Solid earnings growth coupled with disciplined capital management led to these results.

November 5, 2020

FOR IMMEDIATE RELEASE

Outlook

Mr. Hill stated, “Going into 2020, we expected shipment growth; however, in March, that trajectory was disrupted by COVID-19 and the resulting shelter-in-place ordinances. Since then, the economic uncertainty and the evolving nature of the pandemic have continued to weigh on construction activity. We are encouraged by the recent sequential improvement in leading indicators that foreshadow future construction activity, and now believe that we have sufficient near-term visibility to provide full-year guidance. We expect full-year 2020 Adjusted EBITDA of $1.285 billion to $1.315 billion. This full year outlook reflects year-over-year earnings growth despite lower shipments. It assumes no major changes in COVID shelter-in-place restrictions and also assumes a normal weather pattern for the balance of the year. As we look ahead to 2021, the pricing environment remains positive and we continue to work hard to add value for our customers. We expect to provide full-year guidance when we report fourth quarter earnings in February.”

Reflecting on the Company’s execution, Mr. Hill went on to say, “While demand is subject to market fluctuations outside of our control, we remain focused on the factors we can control, such as our pricing and cost actions, both of which help to compound our unit margins. Our year-to-date results demonstrate our capabilities to drive continued improvement in challenging circumstances. Actions taken across our more than 360 locations have ensured an effective response to the economic disruption resulting from COVID-19. Our operating plans are underpinned by our four strategic disciplines (Commercial and Operational Excellence, Logistics Innovation and Strategic Sourcing), a healthy balance sheet, strong liquidity, and the engagement of our people.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on November 5, 2020. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties may access the teleconference live by calling 833-962-1439, or 832-900-4623 if outside the U.S., approximately 10 minutes before the scheduled start. The conference ID is 7796747. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest producer of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

November 5, 2020

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the recent outbreak of COVID-19; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of a discontinuation of the London Interbank Offered Rate (LIBOR); volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
Consolidated Statements of Earnings	September 30		September 30
(Condensed and unaudited)	2020	2019	2020	2019

Total revenues	$1,309,890	$1,418,758	$3,681,707	$3,742,951
Cost of revenues	929,392	1,018,115	2,702,967	2,780,131
Gross profit	380,498	400,643	978,740	962,820
Selling, administrative and general expenses	83,511	88,789	261,146	274,747
Gain on sale of property, plant & equipment and businesses	1,576	234	2,317	10,982
Other operating expense, net	(10,459)	(8,712)	(20,610)	(15,173)
Operating earnings	288,104	303,376	699,301	683,882
Other nonoperating income, net	5,787	359	3,818	5,954
Interest expense, net	35,782	32,197	100,509	98,165
Earnings from continuing operations before income taxes	258,109	271,538	602,610	591,671
Income tax expense	56,984	53,472	130,530	111,764
Earnings from continuing operations	201,125	218,066	472,080	479,907
Loss on discontinued operations, net of tax	(1,337)	(2,353)	(2,118)	(3,338)
Net earnings	$199,788	$215,713	$469,962	$476,569

Basic earnings (loss) per share
Continuing operations	$1.52	$1.65	$3.56	$3.63
Discontinued operations	$(0.01)	$(0.02)	$(0.01)	$(0.03)
Net earnings	$1.51	$1.63	$3.55	$3.60

Diluted earnings (loss) per share
Continuing operations	$1.51	$1.63	$3.54	$3.60
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Net earnings	$1.50	$1.62	$3.53	$3.58

Weighted-average common shares outstanding
Basic	132,573	132,414	132,564	132,244
Assuming dilution	133,268	133,375	133,192	133,273
Depreciation, depletion, accretion and amortization	$100,962	$96,247	$295,912	$278,925
Effective tax rate from continuing operations	22.1%	19.7%	21.7%	18.9%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
Consolidated Balance Sheets	September 30	December 31	September 30
(Condensed and unaudited)	2020	2019	2019
Assets
Cash and cash equivalents	$1,084,100	$271,589	$90,411
Restricted cash	630	2,917	691
Accounts and notes receivable
Accounts and notes receivable, gross	647,362	573,241	727,900
Allowance for doubtful accounts	(3,155)	(3,125)	(2,960)
Accounts and notes receivable, net	644,207	570,116	724,940
Inventories
Finished products	384,575	391,666	364,164
Raw materials	34,562	31,318	31,250
Products in process	5,098	5,604	6,062
Operating supplies and other	31,226	29,720	28,184
Inventories	455,461	458,308	429,660
Other current assets	80,935	76,396	78,540
Total current assets	2,265,333	1,379,326	1,324,242
Investments and long-term receivables	41,778	60,709	57,059
Property, plant & equipment
Property, plant & equipment, cost	8,958,342	8,749,217	8,657,731
Allowances for depreciation, depletion & amortization	(4,614,543)	(4,433,179)	(4,370,386)
Property, plant & equipment, net	4,343,799	4,316,038	4,287,345
Operating lease right-of-use assets, net	431,227	408,189	410,833
Goodwill	3,172,112	3,167,061	3,167,061
Other intangible assets, net	1,107,091	1,091,475	1,071,330
Other noncurrent assets	229,193	225,995	221,803
Total assets	$11,590,533	$10,648,793	$10,539,673
Liabilities
Current maturities of long-term debt	509,435	25	24
Trade payables and accruals	263,296	265,159	265,012
Other current liabilities	297,162	270,379	270,248
Total current liabilities	1,069,893	535,563	535,284
Long-term debt	2,777,072	2,784,315	2,783,068
Deferred income taxes, net	685,520	633,039	628,726
Deferred revenue	174,488	179,880	180,541
Operating lease liabilities	407,336	388,042	391,079
Other noncurrent liabilities	547,872	506,097	478,736
Total liabilities	$5,662,181	$5,026,936	$4,997,434
Equity
Common stock, $1 par value	132,454	132,371	132,350
Capital in excess of par value	2,797,222	2,791,353	2,785,245
Retained earnings	3,204,671	2,895,871	2,795,834
Accumulated other comprehensive loss	(205,995)	(197,738)	(171,190)
Total equity	$5,928,352	$5,621,857	$5,542,239
Total liabilities and equity	$11,590,533	$10,648,793	$10,539,673

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
	Nine Months Ended
Consolidated Statements of Cash Flows	September 30
(Condensed and unaudited)	2020	2019
Operating Activities
Net earnings	$469,962	$476,569
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	295,912	278,925
Noncash operating lease expense	27,820	26,349
Net gain on sale of property, plant & equipment and businesses	(2,317)	(10,982)
Contributions to pension plans	(6,540)	(6,767)
Share-based compensation expense	23,239	24,815
Deferred tax expense (benefit)	50,346	62,232
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(76,545)	(221,001)
Other, net	(3,951)	15,989
Net cash provided by operating activities	$777,926	$646,129
Investing Activities
Purchases of property, plant & equipment	(268,989)	(306,893)
Proceeds from sale of property, plant & equipment	9,440	12,112
Proceeds from sale of businesses	651	1,744
Payment for businesses acquired, net of acquired cash	(5,668)	1,122
Other, net	10,819	(11,342)
Net cash used for investing activities	$(253,747)	$(303,257)
Financing Activities
Proceeds from short-term debt	0	366,900
Payment of short-term debt	0	(499,900)
Payment of current maturities and long-term debt	(250,018)	(17)
Proceeds from issuance of long-term debt	750,000	0
Debt issuance and exchange costs	(15,394)	0
Settlements of interest rate derivatives	(19,863)	0
Purchases of common stock	(26,132)	(2,602)
Dividends paid	(135,161)	(122,943)
Share-based compensation, shares withheld for taxes	(16,303)	(37,598)
Other, net	(1,084)	(14)
Net cash provided by (used for) financing activities	$286,045	$(296,174)
Net increase in cash and cash equivalents and restricted cash	810,224	46,698
Cash and cash equivalents and restricted cash at beginning of year	274,506	44,404
Cash and cash equivalents and restricted cash at end of period	$1,084,730	$91,102

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Total Revenues
Aggregates [1]	$1,048,962	$1,133,085	$2,987,784	$3,030,111
Asphalt [2]	235,201	270,237	597,940	649,490
Concrete	102,807	112,964	298,255	300,369
Calcium	1,354	2,119	5,269	6,073
Segment sales	$1,388,324	$1,518,405	$3,889,248	$3,986,043
Aggregates intersegment sales	(78,434)	(99,647)	(207,541)	(243,092)
Total revenues	$1,309,890	$1,418,758	$3,681,707	$3,742,951
Gross Profit
Aggregates	$337,891	$357,202	$883,184	$872,133
Asphalt	30,217	27,639	58,246	51,950
Concrete	12,157	15,037	35,597	36,487
Calcium	233	765	1,713	2,250
Total	$380,498	$400,643	$978,740	$962,820
Depreciation, Depletion, Accretion and Amortization
Aggregates	$82,487	$78,978	$240,370	$227,259
Asphalt	8,644	8,909	26,046	26,343
Concrete	3,987	3,371	12,070	9,662
Calcium	49	59	146	177
Other	5,795	4,930	17,280	15,484
Total	$100,962	$96,247	$295,912	$278,925
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$807,575	$858,522	$2,270,321	$2,293,573
Aggregates - tons	55,920	60,898	157,163	163,845
Freight-adjusted sales price [4]	$14.44	$14.10	$14.45	$14.00
Other Products
Asphalt Mix - tons	3,493	4,007	8,953	9,624
Asphalt Mix - sales price	$58.36	$58.20	$58.05	$57.76

Ready-mixed concrete - cubic yards	775	875	2,295	2,359
Ready-mixed concrete - sales price	$131.51	$127.99	$128.93	$126.19

Calcium - tons	49	75	193	216
Calcium - sales price	$27.51	$28.33	$27.18	$28.04

[1]	Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.
[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]	Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.
[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Aggregates segment
Segment sales	$1,048,962	$1,133,085	$2,987,784	$3,030,111
Less: Freight & delivery revenues [1]	225,382	259,417	671,969	695,924
Other revenues	16,005	15,146	45,494	40,614
Freight-adjusted revenues	$807,575	$858,522	$2,270,321	$2,293,573
Unit shipment - tons	55,920	60,898	157,163	163,845
Freight-adjusted sales price	$14.44	$14.10	$14.45	$14.00

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Aggregates segment
Gross profit	$337,891	$357,202	$883,184	$872,133
Segment sales	$1,048,962	$1,133,085	$2,987,784	$3,030,111
Gross profit margin	32.2%	31.5%	29.6%	28.8%
Incremental gross profit margin	N/A		N/A

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Aggregates segment
Gross profit	$337,891	$357,202	$883,184	$872,133
Segment sales	$1,048,962	$1,133,085	$2,987,784	$3,030,111
Less: Freight & delivery revenues [1]	225,382	259,417	671,969	695,924
Segment sales excluding freight & delivery	$823,580	$873,668	$2,315,815	$2,334,187
Gross profit margin excluding freight & delivery	41.0%	40.9%	38.1%	37.4%
Incremental gross profit flow-through rate	N/A		N/A

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources.  Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

(in thousands, except per ton data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Aggregates segment
Gross profit	$337,891	$357,202	$883,184	$872,133
Depreciation, depletion, accretion and amortization	82,487	78,978	240,370	227,259
Aggregates segment cash gross profit	$420,378	$436,180	$1,123,554	$1,099,392
Unit shipments - tons	55,920	60,898	157,163	163,845
Aggregates segment cash gross profit per ton	$7.52	$7.16	$7.15	$6.71

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2020	2019	2020	2019	2020	2019
Net earnings	$199,788	$215,713	$469,962	$476,569	$611,055	$600,591
Income tax expense	56,984	53,472	130,530	111,764	153,964	141,408
Interest expense, net	35,782	32,197	100,509	98,165	131,344	131,022
Loss on discontinued operations, net of tax	1,337	2,353	2,118	3,338	3,621	3,596
EBIT	$293,891	$303,735	$703,119	$689,836	$899,984	$876,617
Depreciation, depletion, accretion and amortization	100,962	96,247	295,912	278,925	391,583	368,708
EBITDA	$394,853	$399,982	$999,031	$968,761	$1,291,567	$1,245,325
Gain on sale of businesses	0	0	0	(4,064)	(9,289)	(4,064)
Property donation	0	0	0	0	10,847	0
Charges associated with divested operations	5,892	0	6,666	0	9,699	8,497
Business development [1]	346	403	(2,113)	403	(768)	403
COVID-19 direct incremental costs	2,380	0	7,389	0	7,389	0
Restructuring charges [2]	0	6,457	1,333	6,457	1,333	6,970
Adjusted EBITDA	$403,471	$406,842	$1,012,306	$971,557	$1,310,778	$1,257,131
Depreciation, depletion, accretion and amortization	(100,962)	(96,247)	(295,912)	(278,925)	(391,583)	(368,708)
Adjusted EBIT	$302,509	$310,595	$716,394	$692,632	$919,195	$888,423

[1]	Represents non-routine charges or gains associated with acquisitions including the cost impact of purchase accounting inventory valuations.
[2]	Restructuring charges are included within other operating expenses. The charges relate to managerial restructuring.

Similar to our presentation of Adjusted EBITDA, we present Adjusted Diluted earnings per share (EPS) from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended		Nine Months Ended		TTM
	September 30		September 30		September 30
	2020	2019	2020	2019	2020	2019
Diluted EPS from continuing operations	$1.51	$1.63	$3.54	$3.60	$4.61	$4.53
Items included in Adjusted EBITDA above	0.05	0.05	0.08	0.02	0.09	0.08
Adjusted Diluted EPS	$1.56	$1.68	$3.62	$3.62	$4.70	$4.61

The following reconciliation to the mid-point of the range of 2020 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP.  Reconciliation of this metric to its nearest GAAP measure is presented below:

2020 Projected EBITDA
(in millions)
Mid-point
Net earnings	$607
Income tax expense	168
Interest expense, net	135
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	390
Projected EBITDA	$1,300

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

We define Return on Invested Capital (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company's ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies.

Return on Invested Capital

(in thousands)
	TTM
	September 30
	2020	2019
Adjusted EBITDA	$1,310,778	$1,257,131
Average invested capital [1]
Property, plant & equipment	4,346,256	4,255,879
Goodwill	3,169,082	3,166,195
Other intangible assets	1,093,601	1,085,689
Fixed and intangible assets	$8,608,939	$8,507,763

Current assets	1,655,158	1,183,633
Less: Cash and cash equivalents	477,562	47,241
Less: Deferred tax	16,002	9,078
Adjusted current assets	1,161,594	1,127,314

Current liabilities	731,033	630,289
Less: Current maturities of long-term debt	201,907	24
Less: Short-term debt	0	129,700
Adjusted current liabilities	529,126	500,565
Adjusted net working capital	$632,468	$626,749
Average invested capital	$9,241,407	$9,134,512
Return on Invested Capital	14.2%	13.8%

[1]	Average Invested Capital is based on a trailing 5-quarters.